Exhibit 99.5

TITLE: Safety and Tolerability Associated With Chronic Intermittent Use of Diazepam Buccal Film in Pediatric, Adolescent, and Adult Patients With Epilepsy

AUTHORS:

Syndi Seinfeld1; Michael A. Gelfand2; Allen H. Heller3; Carla Buan4; Gary Slatko4

1Virginia Commonwealth University, Richmond, VA; 2University of Pennsylvania, Philadelphia, PA; 3Pharma Study Design, LLC, Woodbridge, CT; 4Aquestive Therapeutics, Warren, NJ

ABSTRACT

Rationale: Seizure clusters occur in many patients with epilepsy, despite treatment with antiepilepsy medications. Available treatment options remain limited. Diazepam buccal film (DBF) is a novel formulation of diazepam in development for these patients; it is designed to be easily administered, with a pharmacokinetic profile comparable to rectal diazepam. The primary objective of this ongoing study (NCT03428360) is to assess the safety and tolerability of self- or caregiver-administered DBF in people with epilepsy. Interim data from patients receiving ≥1 dose of DBF as of May 2019 are reported.

Methods: Patients 2 to 65 years old with a clinical need for rescue benzodiazepine at least once monthly were included in the study. DBF was dispensed at doses ranging from 5 to 17.5 mg based on age and body weight, and then administered by patients or caregivers in their home environment as clinically needed. DBF could be administered for up to 5 seizure episodes monthly. Outcomes of interest, including adverse events (AEs) and DBF usability assessed by patients/caregivers, were collected after the first dose and then every 3 months thereafter.

Results: A total of 72 patients were enrolled to date and have used DBF at least once (adults, n=59; adolescents, n=7; pediatric, n=6). Overall occurrences of AEs, as well as AE severity and relationship to study drug, are summarized in Table 1. Five (6.9%) patients reported a total of 7 treatment-related AEs over a mean (SD) of 192 (97) days of follow-up, and all were mild in severity. Local buccal discomfort (mild in severity) was reported in 1 patient, and there were no reports of injury during buccal placement of DBF. No patient discontinued study participation due to an AE. Thirteen serious AEs were reported, none of which were considered treatment-related. DBF usability data were reported by 64 of the 72 (88.9%) patients, representing a total of 471 DBF use occasions with a mean (SD) of 7.4 (7.7) administrations per patient. DBF was successfully administered during a first attempt on 443 of 471 (94.1%) use occasions and during a second attempt on another 17 (3.6%) use occasions. However, all 64 patients had first-attempt success at DBF administration on at least one use occasion. Reasons for unsuccessful placement among patients with ≥1 unsuccessful attempt are summarized in Table 2. Patients and caregivers reported no difficulty opening either the outer or inner packaging in the majority of use occasions and almost all reported no difficulty removing DBF from the inner packaging.

Conclusions: In this observational study of chronic, intermittent administration and use, DBF was found to be safe and well tolerated by pediatric, adolescent, and adult patients with epilepsy experiencing seizure emergencies. DBF was ultimately successfully placed on 99.6% (469/471) of use occasions and readily used without difficulty when administered by patients and caregivers.

Funding: Aquestive Therapeutics, Inc.

Table 1. Summary of Adverse Events

Parameter	Pediatric (n=6)	Adolescent (n=7)	Adult (n=59)	Total (N=72)
	Number (%) of Patients, Number of Events
Any AE	0	5 (71.4), 10	29 (49.2), 80	34 (47.2), 90
Any serious AE	0	2 (28.6), 2	7 (11.9), 11	9 (12.5), 13
Any severe AE	0	0	5 (8.5), 11	5 (6.9), 11
Any treatment-related AE*	0	1 (14.3), 1	4 (6.8), 6	5 (6.9), 7
Discontinued due to AE	0	0	0	0

Treatment-related AEs†
Somnolence	0	0	1 (1.7), 1	1 (1.4)
Lethargy	0	0	1 (1.7), 1	1 (1.4)
Altered state of consciousness	0	0	1 (1.7), 1	1 (1.4)
Mouth swelling	0	1 (14.3), 1	0	1 (1.4)
Oral discomfort	0	0	1 (1.7), 1	1 (1.4)
Gait disturbance	0	0	1 (1.7), 1	1 (1.4)
Skin sensitization	0	0	1 (1.7), 1	1 (1.4)

*Defined as an AE categorized as having a “possible” or “probable” relationship to the study drug.
 †All treatment-related AEs were mild in severity.

Table 2. Overview of Reported Reasons for Unsuccessful Placement of DBF

Reasons for Unsuccessful Insertion Attempts	Frequency (n [%]) of Unsuccessful Attempts out of 471 Use Occasions*
Excessive drooling	9 (1.9)
Clenching jaw / won’t open mouth	10 (2.1)
Clenching jaw / won’t open mouth / excessive drooling	1 (0.2)
Spit out before DBF adhered to buccal mucosa	7 (1.5)
Swallowed before DBF adhered to buccal mucosa	0
Other	8 (1.7)

* Respondents could choose more than 1 reason for an unsuccessful insertion attempt; 35 reasons were given for 28 unsuccessful attempts.